EXHIBIT 99.1


                        OCCIDENTAL PETROLEUM CORPORATION

                                DR. RAY R. IRANI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               - CONFERENCE CALL -
                    THIRD QUARTER 2004 EARNINGS ANNOUNCEMENT

                                OCTOBER 21, 2004
                             Los Angeles, California

     Good morning and thank you for joining us. We're pleased to report record third quarter earnings of $758 million, or $1.91 per share, which are up 65 percent over the third quarter of 2003. Our nine months earnings of $1.8 billion, or $4.63 per share, are 55 percent higher than the same period in 2003.

     Higher oil prices, continued strong natural gas prices, and increased oil production gave us record Oil and Gas segment earnings as well, for both the third quarter and the first nine months. Our nine month oil and gas production was a record 569,000 barrels of oil per day -- up 5 percent from the first nine months of 2003.

     In the Chemicals business, continuing improvement in commodity chemical prices, along with higher volumes, contributed to our strongest quarterly earnings since the second quarter of 2000. Core chemical earnings for the third quarter were more than twice the earnings in the third quarter of last year.

     Occidental's overall financial health has never been better. The strong cash flow has enabled us to further strengthen our balance sheet. This allows us to continue pursuing business opportunities in our core areas. In


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that regard, the Dolphin project in the Middle East is moving forward on schedule. And in Libya, our negotiations continue to progress.

     I'll now turn the call over to Steve Chazen who will discuss the details of Occidental's record performance.


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                        OCCIDENTAL PETROLEUM CORPORATION

                                 STEPHEN CHAZEN
           SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                               - CONFERENCE CALL -
                    THIRD QUARTER 2004 EARNINGS ANNOUNCEMENT

                                OCTOBER 21, 2004
                             Los Angeles, California


     Thank you Ray.

     Occidental's reported and core earnings for the third quarter were $758 million, or $1.91 per share, our best quarterly earnings in history. This compares to $446 million, or $1.16 per share, in the third quarter of last year.

     Our strong performance was driven by four factors: higher prices; improved chemical earnings; higher production and lower interest expense.

For the THIRD QUARTER:

     o Oil and gas third quarter earnings were a record $1 billion. This was 52 percent higher than the $660 million in earnings during the same period a year ago.

     o Worldwide oil and gas production was 563,000 barrels of oil equivalent per day - an increase of 3 percent compared with 546,000 barrels we produced in last year's third quarter.

     o The price of WTI for the quarter averaged $43.87 per barrel compared to $30.20 per barrel in last year's third quarter. Occidental's realized oil price for the quarter was $37.87 per barrel compared to $26.81 per barrel in last year's third quarter.


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     o    The chemical segment reported earnings were $137 million - more than double the third quarter 2003 earnings of $61 million. The increase is primarily due to higher sales prices for chlorine, ethylene dichloride, polyvinyl chloride and vinyl chloride monomer, but is partially offset by higher feedstock and energy costs. Increased volumes for chlorine, caustic and polyvinyl chloride also contributed to stronger earnings.

     o Our net interest expense declined to $59 million for the quarter, including $5 million related to buying back debt. Our net interest expense for the third quarter of 2003 was $71 million.

Turning now to Occidental's performance through the FIRST NINE MONTHS:

     o Core earnings were a record $1.81 billion, or $4.60 per share - 41 percent higher than the $1.25 billion, or $3.27 per share, in the comparable period last year.

     o Oil and gas earnings were $2.57 billion, which represents a $543 million increase over the first nine months in 2003.

     o Oil and gas production for the first nine months averaged 569,000 BOE per day, up from 541,000 - or 5 percent - from the same period last year.

     o WTI averaged $39.11 per barrel compared with $30.98 for the comparable period last year. Occidental's realized oil price was $33.78 per barrel compared to $27.20 per barrel in 2003. September WTI increased $1.06 per barrel compared to August, however, Occidental's realized international oil prices dropped 48 cents per barrel. This change was primarily the result of a


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          significant volume increase in worldwide sour crude sales. This price affects our realizations, especially in Qatar, Oman and Yemen. For example, in Qatar, price differentials through August averaged $5.17 per barrel. In September, that widened to $8.90 per barrel. For 2003, the differential was $3.61.

     o Oil and Gas operating costs have increased approximately $1.50 per barrel compared to the first nine months of last year. Approximately 35 percent of the increase was a result of higher energy prices pushing utility, gas plant, ad valorem taxes and carbon dioxide, or CO2, costs up. Higher DD&A rates represented approximately 28 percent of the increase. The remaining cost changes were the result of increased workover, maintenance and other costs.

     o In chemicals, core earnings were $272 million, which represents a $133 million - or 96 percent - improvement compared to the first nine months of last year. The increase is primarily due to higher sales prices for chlorine, ethylene dichloride, polyvinyl chloride, and vinyl chloride monomer; and higher volumes for chlorine, caustic and polyvinyl chloride. The gains were partially offset by higher feedstock and energy costs.

     o Our net interest expense for the first nine months declined to $187 million - compared to $270 million for the same period last year.


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Other Items:

     o Capital spending was $467 million for the quarter and $1.27 billion for the first nine months. We expect total capital spending for the year to be approximately $1.8 billion - with oil and gas accounting for more than 90 percent of the expenditures.

     o    Cash flow from operations for the nine-month period was $2.7 billion.

     o At the end of the quarter, stockholders' equity had grown to $9.8 billion, and our debt-to-total capitalization was down to 29 percent, compared to 37 percent at the end of last year. At the end of the quarter, the company had $998 million in cash.

As we look ahead in the current quarter:

     We expect fourth quarter production to be about the same as third quarter production, including our estimates of the impact of the following:

     o We expect lower October production due to Horn Mountain operations being shut-in because of Hurricane Ivan. Our net production from Horn Mountain is approximately 21,000 BOE per day

     o Fourth quarter production will be impacted by product prices that affect our production sharing contracts in Oman, Qatar, Yemen and Long Beach. In this product price range for this quarter, each dollar change in the price of oil per barrel changes production by approximately 1,000 barrels per day.


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In regards to prices:

     o Each dollar per barrel change in oil prices impacts Oil and Gas segment fourth quarter earnings by about $29 million before the impact of foreign income taxes. This current impact is lower than in prior quarters due to the September sour crude differential changes that I discussed earlier.

     o A swing of 10-cents per million BTUs in gas prices has a $5 million impact on quarterly segment earnings. Our realized domestic gas price in the fourth quarter is expected to be $5.16.

Additionally:

     o Exploration expense for the quarter is estimated to be about $80 million, primarily for drilling in Latin America and the Middle East.

     o In the chemical business, the demand for chlorine and caustic soda is expected to stay strong. However, the fourth and first quarters are typically the weakest quarters due to seasonal factors. We anticipate fourth quarter feedstock and energy costs to be higher than in the third quarter. Fourth quarter chemical earnings are expected to be about $115 million.

     o Fourth quarter interest expense is expected to be approximately $53 million.

     o Our worldwide effective tax rate for the third quarter was 39 percent and we expect the rate for the rest of this year to be about 40 percent. Both our U. S. and foreign tax rates are included in the "Investor Relations Supplemental Schedule".


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     o    We record the equity earnings from our investment in Lyondell Chemical
          Company in corporate "Other". We currently own about 41 million Lyondell shares. We have no way of forecasting the quarterly equity earnings from our Lyondell investment, although the outlook for the business appears to be favorable.

     Copies of the press release announcing our third quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC's EDGAR system.

     Now we're ready to take your questions.


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     See the investor relations supplemental schedules for the
     reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will" or "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.
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